Exhibit 16.1

April 29, 2009

Office of the Chief Accountant,
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE
Washington, DC 20549-7561

Re:	Clear Skies Solar, Inc.
Commission File Number: (000-53105)

Dear Sirs:

On April 23, 2009, we were informed that we were dismissed as the independent accountant for Clear Skies Solar, Inc. (the “Company”). We have read Item 4.01 of the Form 8-K/A, dated April 29, 2009 filed by the Company and are in agreement with the statements contained in the first, third, fourth and sixth paragraphs related to our firm. We have no basis to agree or disagree with the other statements made therein.

/s/ J.H. Cohn LLP
Jericho, New York